Exhibit 99.1

GULF ISLAND REPORTS FIRST QUARTER 2021 RESULTS

HOUSTON, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial and energy sectors, today announced results for the first quarter 2021.

FIRST QUARTER 2021 SUMMARY (as compared to the first quarter 2020)

•	Total revenue of $59.0 million, (25.0%) y/y
•	Total net loss of $18.6 million, including impairments and transaction costs of $23.4 million
•	Total non-GAAP Adjusted Net Income of $4.8 million, excluding impairments and transaction costs of $23.4 million, (18.9%) y/y
•	Total non-GAAP Adjusted EBITDA of $6.9 million, excluding impairments and transaction costs, (15.3%) y/y
•	Total cash and short-term investments of $51.0 million as of March 31, 2021
•	Completed sale of Shipyard Division assets and long-term construction contracts in April 2021

Consolidated revenue for the first quarter 2021 was $59.0 million, compared to $78.6 million for the first quarter 2020. Consolidated net loss for the quarter was $18.6 million versus consolidated net income of $5.9 million in the prior-year period. The Company reported Adjusted EBITDA of $6.9 million for the current quarter and break-even operating cash flow. See “Non-GAAP Measures” below for the Company's reconciliation and definition of Adjusted Net Income (Loss), EBITDA and Adjusted EBITDA.

First quarter 2021 results benefited from project improvements of $7.7 million for the Shipyard Division and $0.6 million for the Fabrication & Services Division. First quarter results also included non-cash impairment charges and transaction costs of $23.4 million, resulting from the Company’s previously announced sale of its Shipyard Division assets and long-term construction contracts which was completed in April 2021 (the “Shipyard Transaction”). First quarter 2020 results benefited from project improvements of $0.9 million for the Fabrication & Services Division, as well as a gain of $10.0 million associated with the settlement of a contract dispute, offset partially by project charges of $1.2 million for the Shipyard Division.

The Company’s Backlog as of March 31, 2021 was $339.6 million, with $327.3 million attributable to the Shipyard Division and $12.3 million attributable to the Fabrication & Services Division. Backlog as of March 31, 2021 included $309.5 million of Backlog related to long-term construction contracts included in the Shipyard Transaction. See “Non-GAAP Measures” below for the Company’s definition of Backlog.

MANAGEMENT COMMENTARY

“While our first quarter results were impacted by persistent end-market headwinds, we have begun to see improved trends in bidding activity and positive effects of key strategic actions that have been implemented during the past year,” said Richard Heo, Gulf Island’s President and Chief Executive Officer. “Recent process improvements and consolidation activities in our Fabrication & Services business resulted in another quarter of solid project execution within the segment, driving our third consecutive quarter of positive EBITDA.”

“With the recent sale of our Shipyard Division assets and long-term construction contracts, we have taken another critical step toward improving our financial strength, while positioning the Company to pursue higher-margin opportunities in new growth markets,” continued Heo. “This transaction has positioned Gulf Island to become a more focused specialty fabrication company, one committed to leveraging our unique competitive advantages to pursue profitable growth. Consistent with this strategic focus, we also continue to pursue new opportunities within our services business, which will provide additional stability to our revenue base and further support our ability to hire, develop, motivate and retain our talented craft professionals.”

“The Shipyard Transaction is transformational for Gulf Island, positioning us to better optimize our asset base as we build a pipeline of higher-value opportunities,” stated Westley Stockton, Gulf Island’s Chief Financial Officer. “As a result of the transaction, we have significantly improved the risk profile of the Company by divesting higher-risk contracts that represented approximately 90% of our Backlog, strengthened our liquidity position by reducing our bonding and letters of credit requirements, and lessened our quarterly working capital fluctuations. We expect the financial profile of the new Gulf Island to be more stable, with a higher-margin revenue mix and less volatility in quarterly cash flows.”

“It has been a challenging stretch for Gulf Island, but we have implemented important strategic changes that have allowed us to exit this period as a much stronger company,” noted Heo. “With much of the heavy lifting behind us, we are beginning to shift our focus toward profitability and growth. We intend to capitalize on improving demand trends in our legacy end markets and are actively evaluating new opportunities in higher-growth markets, including LNG and projects supporting sustainable energy. While it is still early in the market recovery and more work remains to be done, we are confident that we have the right plan in place to drive long-term value creation for our shareholders,” concluded Heo.

STRATEGY UPDATE

During 2020, the Company focused on its strategic priorities of improving its financial strength and positioning the Company to pursue higher-margin growth opportunities by improving its risk profile, strengthening its liquidity position, improving resource utilization and project execution and reducing the Company’s reliance on offshore oil & gas markets.

Improve risk profile – With the Shipyard Transaction, the Company divested its higher-risk, long-term construction contracts that represented 90% of its Backlog. The Backlog was generally break-even or in a loss position and extended through 2024.

Strengthen liquidity – The Company implemented cost reduction efforts and sold under-utilized assets to maintain and strengthen its liquidity. The Shipyard Transaction further improved the Company’s financial position by reducing bonding and letters of credit requirements.

Improve resource utilization and project execution – Through the rationalization and integration of its facilities, the Company has taken steps to improve its resource utilization and as end-markets recover, the Company should realize the benefits of these actions through improved operating leverage. The measures taken by the Company to improve project execution have enabled Fabrication & Services to achieve three consecutive quarters of positive EBITDA.

Reduce reliance on offshore oil & gas markets – The Company is focused on becoming a more stable, higher-growth business by reducing its reliance on the offshore oil & gas markets. It is further evaluating opportunities in LNG and sustainable energy end markets, as well as seeking to expand its services offerings. The Company is well-positioned to capitalize on market opportunities in these sectors based on its long history of providing high-quality fabrication and services solutions to its customers.

SEGMENT RESULTS

Fabrication & Services Segment – Revenue for the first quarter 2021 was $19.1 million, a decrease of $14.4 million compared to the first quarter 2020. The decrease was primarily due to the division’s jacket and deck and paddlewheel river boat projects, which were completed prior to the first quarter 2021, lower revenue for its material supply project and a reduced level of small-scale fabrication and onshore services activity. This decrease was partially offset by revenue from its marine docking structures, offshore modules and subsea structures projects, all of which were awarded subsequent to the first quarter 2020.

Operating income was $1.0 million for the first quarter 2021, compared to $10.2 million for the first quarter 2020. Adjusted EBITDA for the current quarter was $2.0 million, compared to $11.5 million for the first quarter 2020. First quarter 2021 results included project improvements of $0.6 million attributable to the division’s offshore modules project. Results for the quarter also reflected the impact of low revenue volume and the partial under-recovery of overhead costs due to the under-utilization of facilities and resources. First quarter 2020 results included project improvements of $0.9 million for the division’s paddlewheel riverboat and subsea components projects, as well as a gain of $10.0 million associated with the settlement of a contract dispute.

Shipyard Segment – Revenue for the first quarter 2021 was $40.3 million, a decrease of $5.3 million compared to the first quarter 2020. The decrease was primarily due to lower revenue for the division’s harbor tug, research vessel and forty-vehicle ferry projects. This decrease was partially offset by higher revenue for its seventy-vehicle ferry and towing, salvage and rescue ship projects.

Operating loss was $17.5 million for the first quarter 2021, compared to an operating loss of $1.9 million for the first quarter 2020. Adjusted EBITDA for the current quarter was $6.8 million, compared to a loss of $1.1 million for the first quarter 2020. First quarter 2021 results included project improvements of $7.7 million attributable to a change order for the division’s towing, salvage and rescue projects, offset partially by project charges on its seventy-vehicle ferry project. Results for the quarter also reflected non-cash impairment charges and transaction costs of $23.4 million resulting from the Shipyard Transaction, as well as the impact of a low margin Backlog and the partial under-recovery of overhead costs due to the under-utilization of facilities and resources. First quarter 2020 results included project charges of $1.2 million on the division’s two forty-vehicle ferry projects.

Corporate Segment – Operating loss was $2.0 million for the first quarter 2021, compared to an operating loss of $2.3 million for the first quarter 2020, with the decrease primarily due to lower legal and advisory fees and cost savings, offset partially by higher incentive plan and insurance costs. Adjusted EBITDA for the current quarter was a loss of $1.9 million, compared to a loss of $2.3 million for the first quarter 2020.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments at March 31, 2021 totaled $51.0 million (including $10.3 million of restricted cash) and current and long-term debt totaled $10.0 million related to proceeds received in the second quarter 2020 in connection with the Paycheck Protection Program (“PPP”).

On March 26, 2021, the Company amended its $40.0 million revolving credit facility and converted it into a letter of credit only facility with a capacity of $20.0 million, subject to cash securitization of the letters of credit, with a maturity date of June 30, 2023. At March 31, 2021, the Company had $10.3 million of outstanding letters of credit.

FIRST QUARTER 2021 CONFERENCE CALL

Gulf Island will hold a conference call on Tuesday, May 11, 2021 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss the Company’s financial results. The call will be available by webcast and can be accessed on Gulf Island’s website at www.gulfisland.com. Participants may also join the call by dialing 1.866.248.8441 and requesting the “Gulf Island” conference call. A replay of the webcast will be available on the Company's website for seven days after the call.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures and modules and provider of project management, hookup, commissioning, repair, maintenance and civil construction services to the industrial and energy sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; and EPC companies. The Company is headquartered in Houston, Texas and its operating facilities are located in Houma, Louisiana.

NON-GAAP MEASURES

This Release includes certain non-GAAP measures, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income (Loss), New Project Awards and Backlog. The Company believes EBITDA is a useful supplemental measure as it reflects the Company's operating results excluding the non-cash impacts of depreciation and amortization. The Company believes Adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA excluding non-cash impacts of impairments and other impacts which the Company believes are non-recurring. The Company believes Adjusted Net Income (Loss) is a useful supplemental measure as it reflects the Company’s net income (loss) excluding non-cash impacts of impairments and other impacts which the Company believes are non-recurring. Reconciliations of EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss) to the most comparable GAAP measure are presented under “Consolidated Results of Operations” and “Results of Operations by Segment” below.

The Company believes New Project Awards and Backlog are useful supplemental measures as they represent work that the Company is contractually obligated to perform under its current contracts. New Project Awards represent the expected revenue value of contract commitments received during a given period, including scope growth on existing commitments. Backlog represents the unrecognized revenue value of New Project Awards and at March 31, 2021, was comparable to the value of remaining performance obligations for contracts as determined under GAAP.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENTS

This Release contains forward-looking statements in which the Company discusses its potential future performance. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to diversification and entry into new end markets, improvement of risk profile, industry outlook, oil and gas prices, operating cash flows, capital expenditures, liquidity and tax rates. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include: the duration and scope of, and uncertainties associated with, the ongoing global pandemic caused by COVID-19 and the corresponding weakened demand for, and volatility of prices of, oil and the impact thereof on its business and the global economy; the potential forgiveness of any portion of the PPP Loan; its ability to secure new project awards, including fabrication projects for refining, petrochemical, LNG and industrial facilities and offshore wind developments; the Company’s ability to improve project execution; its inability to realize the expected financial benefits of the Shipyard Transaction; the cyclical nature of the oil and gas industry; competition; consolidation of its customers; timing and award of new contracts; reliance on significant customers; financial ability and credit worthiness of its customers; nature of its contract terms; competitive pricing and cost overruns on its projects; adjustments to previously reported profits or losses under the percentage-of-completion method; weather conditions; changes in contract estimates; suspension or termination of projects; its ability to raise additional capital; its ability to amend or obtain new debt financing or credit facilities on favorable terms; its ability to generate sufficient cash flow; its ability to sell certain assets; any future asset impairments; utilization of facilities or closure or consolidation of facilities; customer or subcontractor disputes; its ability to resolve the dispute with a customer relating to the purported terminations of contracts to build two MPSVs and the dispute with a customer related to contracts to build two seventy-vehicle ferries; operating dangers and limits on insurance coverage; barriers to entry into new lines of business; its ability to employ skilled workers; loss of key personnel; performance of subcontractors and dependence on suppliers; changes in trade policies of the U.S. and other countries; compliance with regulatory and environmental laws; lack of navigability of canals and rivers; systems and information technology interruption or failure and data security breaches; performance of partners in any future joint ventures and other strategic alliances; shareholder activism; focus on environmental, social and governance factors by institutional investors; and other factors described in Part I, Item 1A “Risk Factors” in the Company’s 2020 Annual Report and as may be further updated by subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations(1) (in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
New Project Awards	$27,016	$21,944	$141,566

Revenue	$58,951	$57,561	$78,555
Cost of revenue	51,370	65,538	78,809
Gross profit (loss)(2)	7,581	(7,977)	(254)
General and administrative expense	3,127	3,320	3,744
Impairments and (gain) loss on assets held for sale(3)	23,428	4,058	-
Other (income) expense, net(4)	(516)	75	(9,934)
Operating income (loss)	(18,458)	(15,430)	5,936
Interest (expense) income, net	(194)	(114)	53
Income (loss) before income taxes	(18,652)	(15,544)	5,989
Income tax (expense) benefit	11	138	(84)
Net income (loss)	$(18,641)	$(15,406)	$5,905
Per share data:
Basic and diluted income (loss) per common share	$(1.21)	$(1.01)	$0.39

Consolidated Adjusted Net Income (Loss)(5) (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income (loss)	$(18,641)	$(15,406)	$5,905
Add: Impairments and (gain) loss on assets held for sale	23,428	4,058	-
Adjusted Net Income (Loss)(5)	$4,787	$(11,348)	$5,905

Consolidated EBITDA and Adjusted EBITDA(5) (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income (loss)	$(18,641)	$(15,406)	$5,905
Less: Income tax (expense) benefit	11	138	(84)
Less: Interest (expense) income, net	(194)	(114)	53
Operating income (loss)	(18,458)	(15,430)	5,936
Add: Depreciation and lease asset amortization	1,940	2,154	2,220
EBITDA(5)	(16,518)	(13,276)	8,156
Add: Impairments and (gain) loss on assets held for sale	23,428	4,058	-
Adjusted EBITDA(5)	$6,910	$(9,218)	$8,156

_________________

(1)	See “Results of Operations by Segment” below for results by segment.

(2)

Gross profit for the Fabrication & Services Division for the three months ended March 31, 2021 and March 31, 2020, includes project improvements of $0.6 million and $0.9 million, respectively. Gross profit (loss) for the Shipyard Division for the three months ended March 31, 2021, includes project improvements of $7.7 million, and for the three months ended December 31, 2020 and March 31, 2020, includes project charges of $8.8 million and $1.2 million, respectively.

(3)

Impairments and (gain) loss on assets held for sale for the Shipyard Division for the three months ended March 31, 2021, includes impairment charges and transaction costs resulting from the Shipyard Transaction. Impairments and (gain) loss on assets held for sale for both the Shipyard Division and Fabrication & Services Division for the three months ended December 31, 2020, includes impairment charges attributable to assets held for sale.

(4)

Other (income) expense for the Fabrication & Services Division for the three months ended March 31, 2021, includes a gain of $0.4 million associated with the settlement of a property tax dispute, and for the three months ended March 31, 2020, includes a gain of $10.0 million associated with the settlement of a contract dispute.

(5)

Adjusted Net Income (Loss), EBITDA and Adjusted EBITDA are non-GAAP measures. Adjusted Net Income (Loss) and Adjusted EBITDA exclude impairments and (gain) loss on assets held for sale. See “Non-GAAP Measures” above for the Company's definition of Adjusted Net Income (Loss), EBITDA and Adjusted EBITDA.

Results of Operations by Segment (in thousands)

	Three Months Ended
Fabrication & Services Division	March 31,	December 31,	March 31,
	2021	2020	2020
New Project Awards	$11,547	$13,608	$12,647

Revenue	$19,060	$21,199	$33,443
Cost of revenue	18,018	19,861	32,473
Gross profit(1)	1,042	1,338	970
General and administrative expense	667	669	839
Impairments and (gain) loss on assets held for sale(2)	-	2,419	-
Other (income) expense, net(3)	(606)	1	(10,034)
Operating income (loss)	$981	$(1,751)	$10,165

EBITDA and Adjusted EBITDA(4)
Operating income (loss)	$981	$(1,751)	$10,165
Add: Depreciation and lease asset amortization	1,021	1,235	1,358
EBITDA(4)	2,002	(516)	11,523
Add: Impairments and (gain) loss on assets held for sale	-	2,419	-
Adjusted EBITDA(4)	$2,002	$1,903	$11,523

	Three Months Ended
Shipyard Division	March 31,	December 31,	March 31,
	2021	2020	2020
New Project Awards	$15,469	$8,336	$128,919

Revenue	$40,296	$37,173	$45,559
Cost of revenue	33,757	46,488	46,783
Gross profit (loss)(5)	6,539	(9,315)	(1,224)
General and administrative expense	471	451	575
Impairments and (gain) loss on assets held for sale(6)	23,428	1,639	-
Other (income) expense, net	90	71	100
Operating loss	$(17,450)	$(11,476)	$(1,899)

EBITDA and Adjusted EBITDA(4)
Operating loss	$(17,450)	$(11,476)	$(1,899)
Add: Depreciation and lease asset amortization	840	846	787
EBITDA(4)	(16,610)	(10,630)	(1,112)
Add: Impairments and (gain) loss on assets held for sale	23,428	1,639	-
Adjusted EBITDA(4)	$6,818	$(8,991)	$(1,112)

	Three Months Ended
Corporate Division	March 31,	December 31,	March 31,
	2021	2020	2020
Revenue (eliminations)	$(405)	$(811)	$(447)
Cost of revenue	(405)	(811)	(447)
Gross profit (loss)	-	-	-
General and administrative expense	1,989	2,200	2,330
Other (income) expense, net	-	3	-
Operating loss	$(1,989)	$(2,203)	$(2,330)

EBITDA and Adjusted EBITDA(4)
Operating loss	$(1,989)	$(2,203)	$(2,330)
Add: Depreciation and lease asset amortization	79	73	75
EBITDA(4)	(1,910)	(2,130)	(2,255)
Add: Impairments and (gain) loss on assets held for sale	-	-	-
Adjusted EBITDA(4)	$(1,910)	$(2,130)	$(2,255)

_________________

(1)	Gross profit for the Fabrication & Services Division for the three months ended March 31, 2021 and March 31, 2020, includes project improvements of $0.6 million and $0.9 million, respectively.
(2)

Impairments and (gain) loss on assets held for sale for the Fabrication & Services Division for the three months ended December 31, 2020, includes impairment charges attributable to assets held for sale.

(3)

Other (income) expense for the Fabrication & Services Division for the three months ended March 31, 2021, includes a gain of $0.4 million associated with the settlement of a property tax dispute, and for the three months ended March 31, 2020, includes a gain of $10.0 million associated with the settlement of a contract dispute.

(4)

EBITDA and Adjusted EBITDA are non-GAAP measures. Adjusted EBITDA excludes impairments and (gain) loss on assets held for sale. See ”Non-GAAP Measures” above for the Company's definition of EBTIDA and Adjusted EBITDA.

(5)

Gross profit (loss) for the Shipyard Division for the three months ended March 31, 2021, includes project improvements of $7.7 million, and for the three months ended December 31, 2020 and March 31, 2020, includes project charges of $8.8 million and $1.2 million, respectively.

(6)

Impairments and (gain) loss on assets held for sale for the Shipyard Division for the three months ended March 31, 2021, includes impairment charges and transaction costs resulting from the Shipyard Transaction, and for the three months ended December 31, 2020, includes impairment charges attributable to assets held for sale.

Consolidated Balance Sheets (in thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,653	$43,159
Restricted cash, current	9,937	—
Short-term investments	8,000	7,998
Contract receivables and retainage, net	18,173	15,393
Contract assets	71,372	67,521
Prepaid expenses and other assets	2,817	2,815
Inventory	2,105	2,262
Assets held for sale	8,214	8,214
Total current assets	153,271	147,362
Property, plant and equipment, net	43,195	67,458
Restricted cash, noncurrent	406	—
Other noncurrent assets	16,554	16,523
Total assets	$213,426	$231,343
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,789	$70,114
Contract liabilities	11,812	15,129
Accrued expenses and other liabilities	9,993	7,670
Long-term debt, current	7,183	5,499
Total current liabilities	100,777	98,412
Long-term debt, noncurrent	2,817	4,501
Other noncurrent liabilities	1,898	2,068
Total liabilities	105,492	104,981
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 15,517 shares issued and outstanding at March 31, 2021 and 15,359 at December 31, 2020	11,245	11,223
Additional paid-in capital	104,263	104,072
Retained earnings (accumulated deficit)	(7,574)	11,067
Total shareholders’ equity	107,934	126,362
Total liabilities and shareholders’ equity	$213,426	$231,343

Consolidated Cash Flows (in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Cash flows from operating activities:
Net income (loss)	$(18,641)	$(15,406)	$5,905
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and lease asset amortization	1,940	2,154	2,220
Other amortization, net	15	15	13
Asset impairments	22,750	3,310	—
(Gain) loss on sale of assets held for sale, net	—	156	—
(Gain) loss on sale of fixed assets and other assets, net	(6)	3	(5)
Stock-based compensation expense	313	345	95
Changes in operating assets and liabilities:
Contract receivables and retainage, net	(2,779)	9,043	9,917
Contract assets	(3,851)	4,839	(12,777)
Prepaid expenses, inventory and other current assets	228	(69)	1,829
Accounts payable	1,756	(8,858)	9,663
Contract liabilities	(3,317)	(5,048)	(14,700)
Accrued expenses and other current liabilities	2,303	(1,771)	(1,918)
Noncurrent assets and liabilities, net (including long-term retainage)	(353)	(444)	(235)
Net cash provided by (used in) operating activities	358	(11,731)	7
Cash flows from investing activities:
Capital expenditures	(460)	(1,021)	(2,124)
Proceeds from sale of property, plant and equipment	39	341	1,080
Purchases of short-term investments	—	(38,759)	—
Maturities of short-term investments	—	50,552	—
Net cash provided by (used in) investing activities	(421)	11,113	(1,044)
Cash flows from financing activities:
Payment of financing cost	—	(1)	(30)
Tax payments for vested stock withholdings	(100)	—	(74)
Net cash used in financing activities	(100)	(1)	(104)
Net decrease in Cash and cash equivalents	(163)	(619)	(1,141)
Cash, cash equivalents and restricted cash, beginning of period	43,159	43,778	49,703
Cash, cash equivalents and restricted cash, end of period	$42,996	$43,159	$48,562